                                                                    EXHIBIT 23.2

                         Independent Auditors' Consent

   We consent to the incorporation by reference in this Registration Statement of Pacific Enterprises on Form S-3 of our reports dated February 4, 2000 and March 28, 2000, appearing in the Annual Report on Form 10-K of Pacific Enterprises for the year ended December 31, 1999, our reports dated February 4, 2000 (February 25, 2000 as to Note 17) and March 28, 2000, appearing in the Annual Report on Form 10-K of Sempra Energy for the year ended December 31, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Diego, California
December 27, 2000